EXHIBIT 4.2
                    PLAN OF REORGANIZATION AND AGREEMENT OF MERGER

     THIS PLAN OF REORGANIZATION AND AGREEMENT OF MERGER (this "Agreement") dated this 12th day of June, 1998, between Midwestern-Oklahoma Energy Resources Corporation, an Oklahoma corporation ("Midwestern"), Potomac Exploration Acquisition Corporation, an Oklahoma corporation and wholly-owned subsidiary of Midwestern ("Acquisition Corp") and Potomac Energy (Bermuda) Ltd., a Bermuda corporation ("Potomac"), (Acquisition Corp and Potomac being sometimes referred to herein as the "Constituent Corporations").

                                       RECITALS

     The respective Boards of Directors of the Constituent Corporations and Midwestern have determined that the merger of Potomac with and into Acquisition Corp (which in its capacity as the surviving corporation, is hereinafter sometimes referred to as the "Surviving Corporation") to be desirable and in the best interest of the shareholders of Potomac and Midwestern as the sole shareholder of Acquisition Corp, and desiring to adopt a plan of reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, have approved this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, and in accordance with the applicable provisions of the Oklahoma General Corporation Act of the State of Oklahoma (the "Oklahoma Law") and of the Companies Act 1981 of Bermuda (the "Bermuda Law"), each of the Constituent Corporations hereby agrees that Potomac shall be merged with and into Acquisition Corp (the "Merger") and that the terms and conditions and consummation of the Merger shall be as follows:


                                      ARTICLE I

                   MERGER OF POTOMAC WITH AND INTO ACQUISITION CORP

     1.01 EFFECT OF MERGER. At the Effective Time (as defined in Section 4.1 hereof) all and singular the rights, privileges, powers and franchises, as well of a public or private nature, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to either of them on whatever account, including subscriptions to shares and all other things in action, or belonging to either of them, shall be, by operation of law or otherwise, taken and deemed to be transferred to, and shall be vested in, the Surviving Corporation without further act or deed; and all property, rights, privileges, powers and franchises and all any every other interest shall thereafter effectively be the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the merger; by the Surviving Corporation shall thenceforth be liable for all debts, liabilities, obligations, duties and penalties of each of the Constituent Corporations and all said debts, liabilities, obligations, duties and penalties shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities, obligations, duties and penalties had been incurred or contracted by it. No liability or obligation due or to become due at the Effective Time, or any claim or demand for any cause then existing against either of the Constituent Corporations or any shareholder, officer or director thereof, shall be released or impaired by the merger, and all rights of creditors and all liens upon property of either of the Constituent Corporations shall be preserved unimpaired.

     1.02 EXECUTION OF ADDITIONAL INSTRUMENTS. From time to time, as and when requested by the Surviving Corporation, or its successors or assigns, the officers and directors of Potomac last in office shall



                                         -1-
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execute and deliver such deeds and other instruments and shall take or cause to be taken such further action or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise the Surviving Corporation's title to, and possession of, all property, interest, assets, rights, privileges, immunities, powers, franchises and authority of Potomac and otherwise carry out the purpose of this Agreement and the officers and directors of Midwestern are fully authorized in the name of Potomac or otherwise to take any and all such action.

     1.03 CORPORATE OFFICES. Immediately following the Merger, the Surviving Corporation shall maintain its corporate offices in Oklahoma City, Oklahoma, for administrative, accounting and public relation functions.

     1.04 AVAILABILITY OF MIDWESTERN COMMON STOCK. Midwestern will make available to Acquisition Corp a sufficient number of shares of Common Stock, $.001 par value per share, of Midwestern to effect the Merger pursuant to this Agreement.

                                      ARTICLE II

                                SURVIVING CORPORATION

     2.01 CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION. At and after the Effective Time, the Certificate of Incorporation and bylaws of Acquisition Corp shall remain in full force and effect as written at the Effective Time and shall not be amended in any further respect, by reason of this Agreement and such Certificate of Incorporation and such bylaws shall be the Certificate of Incorporation and bylaws of the Surviving Corporation until amended in accordance with Oklahoma Law.

     2.02 BOARD OF DIRECTORS AND OFFICERS. At the Effective Time, (i) Carl W. Swan, Frank H. Mahan, Gene Callaway, James E. Frazier, Paul D. Meadows and Joseph Edward Michaud (each of whom are currently members of the Board of Directors of Potomac) shall become the Board of Directors of the Surviving Corporation and Midwestern, (ii) the members of the Board of Directors of Potomac (other than Messrs. Swan, Mahan, Callaway and Frazier) shall resign as directors of Potomac, (iii) Messrs. Swan, Mahan, Callaway and Frazier shall become officers of the Surviving Corporation and Midwestern, (iv) the officers of Potomac (other than Messrs. Swan, Mahan, Callaway and Frazier) shall resign as officers of Potomac, and (v) the members of the Board of Directors and the officers of Acquisition Corp and Midwestern immediately prior to the Effective Time shall resign as members of the Board of Directors and officers of Acquisition Corp and Midwestern.

     2.03 SHAREHOLDER APPROVAL. Prior to consummation of the Merger, this Agreement must be approved by the shareholder or shareholders of each of the Constituent Corporations. This Agreement shall be submitted for approval by the shareholder of Acquisition Corp pursuant to written consent in accordance with the Oklahoma Law. This Agreement shall be submitted for approval by the shareholders of Potomac at a special meeting of shareholders or, if applicable, approved by the shareholders pursuant to written consent in accordance with Bermuda Law.

                                    ARTICLE THREE

                          CONVERSION AND EXCHANGE OF SHARES

     3.01 CONVERSION OF POTOMAC CAPITAL STOCK. Midwestern shall issue 7,050,000 shares of its Common Stock to the shareholders of Potomac in connection with the Merger to cause the shareholders of Potomac to hold 92 percent of the issued and outstanding Common Stock of Midwestern immediately after the Effective Time. Each share of Common Stock of Potomac issued and outstanding immediately prior to the Effective Time shall thereupon be exchanged for and converted into and become one share of Common Stock of Midwestern. Each share of such Common Stock issued pursuant to this Section 3.01 shall be fully paid and nonassessable. Each share of Common Stock of Potomac so converted is herein sometimes referred to as the "Converted Stock." At the Effective Time, Midwestern shall assume all obligations and agreements of Potomac under outstanding stock options and agreements requiring the issuance of Potomac Common Stock, as identified in Section 5.03 of this Agreement. Each share of Potomac Common Stock otherwise issuable upon exercise of such stock options or requiring issuance pursuant to any other agreement by Potomac identified in
Section 5.03 shall at the Effective Time become exercisable for the purchase of or converted into one share of Common Stock of Midwestern.

     3.02 FRACTIONAL SHARES. No fraction of a share of Common Stock of Midwestern shall be issuable upon conversion of the Common Stock of Potomac in the Merger and any fractional shares shall be rounded to the next whole share.

     3.03 EXCHANGE OF CERTIFICATES. At and after the Effective Time, each holder of a certificate representing the Converted Stock, upon presentation and surrender of such certificate or certificates to Midwestern or its transfer agent, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of fully paid and non-assessable shares of the Common Stock of Midwestern to which he, she or it is entitled as provided in
Section 3.01. The Common Stock of Midwestern so received in exchange shall be registered in such names as the holder of the Converted Stock so exchanged may request; provided, however, that if any certificate representing shares of the Common Stock of Midwestern is to be issued in a name other than that in which the certificate surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person making such request shall have paid any transfer or other taxes or established to the satisfaction of Midwestern that such taxes have been paid or are not payable. Until so presented and surrendered in exchange for a certificate representing Common Stock of Midwestern, each certificate which represented issued and outstanding shares of Converted Stock at the Effective Time shall, except as provided in the following sentence, be deemed for all purposes to evidence ownership of the number of whole shares of Common Stock of Midwestern into which such shares of Converted Stock have been converted pursuant to the Merger. Until surrender of such certificates in exchange for certificates representing Common Stock of Midwestern, the holder Converted Stock shall not be entitled to receive any dividend or other distribution payable to holders of shares of Common Stock of Midwestern until the holder of the Converted Stock exchanges for certificates representing the Common Stock of Midwestern, there shall be paid to the record holder of the certificates representing Midwestern issued upon such surrender, the amount of dividends or other distributions (without interest) which therefor became payable and were not paid to such holder with respect to the number of whole shares of Common Stock of Midwestern represented by the certificates issued upon such surrender.

     3.04 CLOSING OF STOCK TRANSFER BOOKS. The stock transfer books of Potomac shall be closed upon execution of this Agreement, and no transfer of record and no further issuance of any of the shares of Common Stock of Potomac shall take place or be made thereafter.

     3.05 RESTRICTION ON TRANSFER OF MIDWESTERN COMMON STOCK. The Common Stock of Midwestern to be issued and delivered to the shareholders of Potomac pursuant to this Agreement (i) will be acquired by such shareholders for investment purposes only without the intent to resell or further distribute such Common Stock, (ii) will be issued pursuant to exemption from registration under the 1933 Act and the applicable state or other jurisdictional securities acts, (iii) will not be transferred except pursuant to registration under the 1933 Act and the applicable state or other jurisdictional securities acts unless pursuant to exemption from registration under such acts and (iv) the certificates evidencing the Common Stock of


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Midwestern shall bear appropriate restrictive transfer legends as required pursuant to the 1933 Act and the applicable state and other jurisdictional securities acts.

                                     ARTICLE FOUR

                     EFFECTIVE TIME OF THE MERGER OR AMALGAMATION

     4.01 EFFECTIVE TIME. The Merger shall become effective at 5:00 P.M., Central Standard Time, on the date when the last of the following actions shall have been completed:

          (i) Each of the Constituent Corporations shall have notified the other Constituent Corporation in writing that all conditions precedent to the obligation of such Constituent Corporation to consummate and effect the Merger have occurred or have been waived;

          (ii) A Certificate of Merger shall have been executed, acknowledged and filed in accordance with the provisions of the Oklahoma Law; and

          (iii) Certificate of Amalgamation shall have been issued in accordance with the provisions of the Bermuda Law.

     The time when the Merger shall become effective, as defined by this Section 4.01, is herein called the "Effective Time."


                                     ARTICLE FIVE

                      REPRESENTATIONS AND WARRANTIES OF POTOMAC

     Potomac represents and warrants unto Midwestern and Acquisition Corp as follows:

     5.01 ORGANIZATION. Potomac is a corporation duly organized, validly existing and in good standing under Bermuda Laws and has the corporate power and is entitled to own or lease its properties and to carry on its business as, and in the places where, such properties are now owned or leased and such business is now conducted. Bermuda is the only jurisdiction in which the property owned or leased or the business conducted by Potomac would make any such qualification necessary.

     5.02 DELIVERY OF CERTIFICATE OF INCORPORATION AND BYLAWS. Potomac has delivered to Midwestern complete and correct copies of its Memorandum of Association and Bye-laws, as certified to by the Secretary or an Assistant Secretary of Potomac, as in effect on the date hereof.

     5.03  CAPITALIZATION.  The authorized capital stock of Potomac consists of
(i) 12,000,000 shares of Common Stock, (US)$.01 par value, of which 7,050,000 shares are issued and outstanding. Potomac has reserved (i) 800,000 shares of its Common Stock for issuance pursuant to exercise of outstanding stock options, each exercisable at any time to purchase one share of Common Stock for $1.00 per share on or before December 31, 2003, (ii) 100,000 shares of its Common Stock for issuance pursuant to exercise of outstanding stock options, each exercisable at any time to purchase one share of Common Stock for $1.00 per share on or before April 30, 1999, (iii) 50,000 shares of its Common Stock for issuance pursuant to exercise of outstanding stock options, each exercisable at any time to purchase one share of Common Stock for $.50 per share on or before December 31, 2003, and (iv) 500,000 shares of its Common Stock for issuance to directors, consultants and other third parties as determined in the sole discretion of the Board of Directors of Potomac. Except as provided herein, there are no other authorized or outstanding equity securities of Potomac of any class, kind or character, and there are no outstanding subscriptions, options, warrants or other agreements or commitments obligating Potomac to issue any additional shares of its


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capital stock of any class, or any option or right with respect thereto, or any securities convertible into shares of stock of any class. All outstanding shares of Common Stock of Potomac are duly and validly authorized and issued, and have not been issued in violation of any preemptive right of shareholders.

     5.04 SUBSIDIARIES. Potomac owns all of the issued and outstanding capital stock of Potomac Energy (BVI) Ltd., a British Virgin Islands company ("BVI"), has no treasury stock. There are no other authorized or outstanding equity securities of BVI of any class, kind or character, and there are no outstanding subscriptions, options, warrants or other agreements or commitments obligating BVI to issue any additional shares of its capital stock of any class, or any option or right with respect thereto, or any securities convertible into shares of stock of any class. All outstanding shares of Common Stock of BVI are duly and validly authorized and issued, fully paid and non-assessable and have not been issued in violation of any preemptive right of shareholders.

     5.05 AUTHORIZATION OF AGREEMENT. The Board of Directors of Potomac has duly approved this Agreement and the transactions contemplated hereby and have authorized the execution and delivery of this Agreement by Potomac. The shareholders of Potomac on or before the Effective Time have approved this Agreement. Potomac has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby.

     5.06 CONFLICTING AGREEMENTS. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement, will conflict with, or result in a breach of, any term of, or constitute a default under, (i) the Memorandum of Association or Bye-laws of Potomac, or (ii) any material agreement or instrument to which Potomac is a party, or (iii) any material judgment, decree, order, statute, rule or regulation to which Potomac is subject, or result in the creation of material lien, charge or encumbrance on any of the properties of Potomac. Potomac, to its knowledge, is not in default or would be in default with lapse of time or notice or both, in respect to any such term.

     5.07 DELIVERY OF FINANCIAL STATEMENTS. Potomac has furnished Midwestern with the following financial statements (hereinafter collectively called the "Potomac Financial Statements"): the balance sheet of Potomac as of December 31, 1997 (the "1997 Potomac Balance Sheet"), together with statements of income, stockholders' equity and changes in financial position of Potomac for the period April 7, 1997 through December 31, 1997 and the notes thereto and certain supplemental information.

     5.08 MARKETABLE TITLE TO ASSETS. Potomac has good and marketable title to the properties and assets reflected on the 1997 Potomac Balance Sheet as being owned by Potomac, and all properties and assets thereafter acquired by it, except to the extent such properties and assets are or were thereafter disposed of for fair value in the ordinary course of business; all such properties and assets are free and clear of all liens, charges and encumbrances, except (i) those set forth or reflected in the 1997 Potomac Balance Sheet, (ii) liens for taxes not yet due and payable or being contested in good faith, or (iii) defects in title and liens, charges and encumbrances, if any, as do not materially detract from the value, or materially interfere with the present or proposed use, of the property or assets subject thereof or affected thereby, or otherwise materially impair business operations of Potomac, taken as a whole. The operation of the properties and business of Potomac in the manner in which they are now operated do not, to the knowledge of Potomac, violate any zoning ordinances or municipal regulations in such a way as could, if such ordinances or regulations were enforced, result in any material impairment of the uses of the respective properties for the purposes for which they are now operated. All real and personal property leased by Potomac is held by Potomac under valid, subsisting and enforceable leases.


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

     5.9 TAXES AND RETURNS. Potomac has timely filed all federal, state, local and foreign tax returns required to be filed by it. All taxes and governmental charges levied or assessed against the property or the business of Potomac have been paid, other than taxes or charges, the payment of which is not yet due or which, if due, is not yet delinquent or is being contested in good faith or has not been finally determined. The amount set up as accruals for taxes on the 1997 Potomac Balance Sheet is sufficient in all material respects for the payment of all unpaid taxes and governmental charges of all kinds, applicable to the property or business of Potomac for the period ended on December 31, 1997, and all periods prior thereto.

     5.10 LAW COMPLIANCE. To its actual knowledge, Potomac has complied with all laws, regulations, licensing requirements and orders applicable to its business the breach or violation of which could have a material adverse effect on said business and has filed with the proper authorities, all statements and reports required by the laws, regulations, licensing requirements and orders to which it or any of its employees is subject, and Potomac possesses all necessary licenses, franchises and permits to conduct its business in the manner in which and in the jurisdictions and places where such businesses are now conducted.

     5.11 FINDER'S FEES AND BROKERAGE. No director, officer or employee of Potomac has incurred or will incur any brokerage, finder's or similar fee in connection with the merger or the other transactions contemplated by this Agreement.

     5.12 ACCURACY OF INFORMATION. All written information regarding Potomac previously delivered to Midwestern, including all financial information and statements provided by Potomac to Midwestern, is true and correct. All additional information regarding Potomac to be delivered to Midwestern pursuant to this Agreement will be true and correct. Other than the properties shown on the Potomac Financial Statements and 1997 Potomac Balance Sheet, there are no properties, tangible or intangible, which are used in and material to the normal day-to-day operations of Potomac as conducted by Potomac prior to and on the date of this Agreement.

     5.13 LACK OF MATERIAL MISREPRESENTATION. Potomac represents and warrants that all the information and documents furnished by Potomac to Midwestern in connection with this Agreement contain no untrue statement of material facts nor do they omit material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                                     ARTICLE SIX

                     REPRESENTATIONS AND WARRANTIES OF MIDWESTERN

     Midwestern hereby represents and warrants to Potomac as follows:

     6.01 ORGANIZATION. Midwestern is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has the corporate power and is entitled to own or lease its properties and to carry on its business as, and in the places where, such properties are now owned or leased and such business is now conducted. The State of Oklahoma is the only jurisdiction in which the property owned or leased or the business conducted by Midwestern would make any such qualifications necessary.

     6.02 DELIVERY OF CERTIFICATE OF INCORPORATION AND BYLAWS. Midwestern has delivered to Potomac complete and correct copies of the Certificate of Incorporation of Midwestern and its Bylaws, as certified to by the Secretary or an Assistant Secretary of Midwestern, as in effect on the date hereof.


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     6.03  CAPITALIZATION.  The total number of shares of capital stock which
Midwestern is authorized to issue is 50,000,000 shares of Common Stock, $.001 par value, of which 23,949,150 shares are issued and outstanding. Midwestern has no treasury stock. There are no other authorized or outstanding equity securities of Midwestern of any class, kind or character, and there are no outstanding subscriptions, options, warrants or other agreements or commitments obligating Midwestern to issue any additional shares of its capital stock of any class, or any option or right with respect thereto, or any securities convertible into shares of any class. All outstanding shares of Common Stock of Midwestern are duly and validly authorized and issued, and have not been issued in violation of any preemptive right of shareholders. Immediately prior to the Effective Time, Midwestern shall cause a 1-for-41.4140846 reverse split of its Common Stock so that immediately prior to the Effective Time Midwestern shall have 578,261 shares of Common Stock issued and outstanding, without giving effect to the elimination of any fractional shares of Common Stock, all fractional shares shall be rounded to the next whole share.

     6.04 SUBSIDIARIES. Other than Acquisition Corp, Midwestern does not have any subsidiaries.

     6.05 AUTHORIZATION OF AGREEMENT. The Board of Directors of Midwestern has duly approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery of this Agreement by Midwestern. Midwestern has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby.

     6.06 CONFLICTING AGREEMENTS. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement, will conflict with, or result in a breach of, any term of, or constitute a default under, (i) the Certificate of Incorporation or Bylaws of Midwestern, or (ii) any material agreement or instrument to which Midwestern is a party, or (iii) any material judgment, decree, order, statute, rule or regulation to which Midwestern is subject, or result in the creation of material lien, charge or encumbrance on any of the properties of Midwestern, other than the merger of Potomac with and into Midwestern and the other transactions contemplated in this Agreement. Midwestern is not in default or would be in default with lapse of time or notice or both, in respect to any such term.

     6.07 ASSETS AND LIABILITIES. Each of Midwestern and Acquisition Corp does not have any asset or liabilities.

     6.08 FINDER'S FEES AND BROKERAGE. No director, officer or employee of Acquisition Corp or Midwestern has incurred or will incur any brokerage, finder's or similar fee in connection with the merger or the other transactions contemplated by this Agreement.

     6.09 ACCURACY OF INFORMATION. All written information regarding Midwestern and Acquisition Corp previously delivered to Potomac is true and correct. All additional information regarding Midwestern and Acquisition Corp to be delivered to Potomac pursuant to this Agreement will be true and correct.

     6.10 LACK OF MATERIAL MISREPRESENTATION. Midwestern represents and warrants that all the information and documents furnished by Midwestern to Potomac in connection with this Agreement contain no untrue statement of material facts nor do they omit material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

     6.11 VALIDITY OF ISSUANCE. The shares of Common Stock of Midwestern to be delivered to the shareholders of Potomac pursuant to this Agreement, when delivered as provided herein, will be validly issued and outstanding, fully paid and non-assessable.


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                                    ARTICLE SEVEN

                                 COVENANTS OF POTOMAC

     Between the date hereof and the Effective Time:

     7.01 ACCESS TO ASSETS, PROPERTY AND RECORDS. Potomac will afford to the officers and authorized representatives of Midwestern reasonable access to the offices, properties, books and records of Potomac and will furnish Midwestern with such additional financial and operating data and other information as to the business and properties of Potomac as may be reasonable necessary for Midwestern thoroughly to evaluate, prior to the Effective Time, the business assets, operations and financial conditions of Potomac to include, without limitation, tax returns filed and those in preparation of Potomac. If, for any reason, the Merger contemplated by this Agreement is not consummated, Potomac will use its best efforts to cause all confidential information obtained by it from Midwestern to be treated as such and will not use such information in a manner detrimental to Midwestern.

     7.02 CONDUCT OF BUSINESS. Potomac shall conduct its business in the usual and ordinary course consistent with good corporate practices and policies, and shall use its best efforts to preserve intact the present business organization, keep available the services of its present officers and employees, maintain its properties and business and to preserve the good will of employees, customers and others having business dealings it. Without the prior written consent of Midwestern, Potomac shall not engage in any activity or enter into any transaction that would cause any of the representations or warranties set forth in Article V to be inaccurate if made as of a date subsequent to such activity or transaction.

     7.03 SEC REPORTING COMPLIANCE AND COOPERATION. Potomac will furnish Midwestern with all information concerning Potomac as may be required for inclusion any filing made by Midwestern with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act") or the Securities Exchange Act of 1934, as amended ("1934 Act") or otherwise, or any other governmental or regulatory body in connection with the transactions contemplated by this Agreement. Potomac represents and warrants that all information so furnished for such statements and filing shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     7.04 PUBLIC ANNOUNCEMENTS. Potomac will not, without prior consultation with Midwestern, make any announcement to the public or any statement to its employees generally concerning the transactions covered by this Agreement.

     7.05 NOTIFICATION OF EVENTS. Potomac will promptly give notice to Midwestern of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by Potomac or a failure by Potomac to comply with any covenant, condition or agreement contained herein.

     7.06 APPROVALS. Potomac will use its best efforts to obtain all licenses, consents or other approvals required to be obtained by Midwestern or Acquisition Corp from any appropriate governmental agency or authority or other person in connection with the carrying out of the transactions contemplated by this Agreement.

     7.07 PERFORMANCES. Potomac will use its best efforts to perform or cause to be satisfied each covenant or condition to be performed or satisfied by it pursuant hereto.


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

     7.08 SHAREHOLDER APPROVAL. Potomac shall call a special meeting of its shareholders to be held as soon as reasonably practicable after the date of this Agreement (and give notice thereof as soon as reasonably practicable after the date of this Agreement or obtain waiver of such notice) for the purpose of approval of this Agreement and the transactions contemplated in this Agreement. In lieu of such special meeting of its shareholders, Potomac shall obtain written consents in lieu of shareholders meeting approving this Agreement and the transactions contemplated in this Agreement.

                                    ARTICLE EIGHT

                     COVENANTS OF MIDWESTERN AND ACQUISITION CORP

     Between the date hereof and the Effective Time:

     8.01 ACCESS TO RECORDS. Midwestern and Acquisition Corp will afford to the officers and authorized representatives of Potomac access to the books and records of Midwestern and Acquisition Corp, and will furnish Potomac with such additional information of Midwestern and Acquisition Corp as may be reasonably requested by Potomac. If, for any reason, the merger contemplated by this Agreement is not consummated, Potomac will use its best efforts to cause all confidential information obtained by it from Midwestern and Acquisition Corp to be treated as such and will not use such information in a manner detrimental to Midwestern and Acquisition Corp.

     8.02 CONDUCT OF BUSINESS. Midwestern and Acquisition Corp shall not conduct any business other than in connection with the Merger and the other transactions contemplated in this Agreement, and then only in the usual and ordinary course consistent with good corporate practices and policies. Without the prior written consent of Potomac, Midwestern and Acquisition Corp shall not engage in any activity or enter into any transaction that would cause any of the representations or warranties set forth in Article VI to be inaccurate if made as of a date subsequent to such activity or transaction.

     8.03 REGULATORY COMPLIANCE. Midwestern and Acquisition Corp will furnish Potomac with all information concerning Midwestern and Acquisition Corp as may be required by any governmental or regulatory agency in connection with the transactions contemplated by this Agreement. Each of Midwestern and Acquisition Corp represents and warrants that all information so furnished shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     8.04 PUBLIC ANNOUNCEMENTS. Midwestern and Acquisition Corp will not, without prior consultation with Potomac, make any announcement or other statement to the public or any statement to its employees generally concerning the transactions covered by this Agreement.

     8.05 NOTIFICATION OF EVENTS. Midwestern and Acquisition Corp will promptly give notice of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by Midwestern and Acquisition Corp or a failure by Midwestern or Acquisition Corp to comply with any covenant, condition or agreement contained herein.

     8.06 APPROVALS. Midwestern and Acquisition Corp will use their best efforts to obtain all licenses, consents or other approvals required to be obtained by Midwestern and/or Acquisition Corp from any appropriate governmental agency or authority or other person in connection with the carrying out of the transactions contemplated by this Agreement.

     8.07 PERFORMANCE OF THIS AGREEMENT. Midwestern and Acquisition Corp will use their best efforts to perform or cause to be satisfied each covenant or condition to be performed or satisfied by it pursuant hereto.

     8.08 SHAREHOLDER APPROVAL. Midwestern hereby specifically covenants and agrees that it has read and been fully advised as to the meaning and effect of this Agreement and the Merger to be effected hereby, and that it approves thereof and by execution of this Agreement hereby votes all of the shares of Acquisition Corp capital stock which it owns in favor of the Merger and hereby consents in accordance with the Oklahoma Law to all corporate action required to consummate the merger and the transactions contemplated in this Agreement without the necessity for a meeting of the shareholders of Acquisition Corp.


                                     ARTICLE NINE

                      CONDITIONS TO OBLIGATIONS OF MIDWESTERN,
                             ACQUISITION CORP AND POTOMAC

     The obligations of Midwestern, Acquisition Corp and Potomac to effect the Merger hereunder are, at their respective elections, subject to the satisfaction or waiver of the following conditions:

     9.01 APPROVALS AND CONSENTS. Prior to the Effective Time, all necessary orders, consents and approvals shall have been entered by each regulatory authority having jurisdiction in the premises and all applicable statutory waiting periods shall have expired, and the consent of any other party necessary to approve the Merger or to the continued holding by Midwestern and Acquisition Corp and by Potomac of all rights in, to and under any contract, agreement, license, permit, franchise, lease or other instrument and any property or assets, tangible or intangible, reasonably deemed by Midwestern to be material to Potomac or BVI, taken as a whole, or to be material to Potomac, taken as a whole, as the case may be, shall have been obtained.

                                     ARTICLE TEN

                        FURTHER CONDITIONS TO OBLIGATIONS OF
                           MIDWESTERN AND ACQUISITION CORP

     The obligation of Midwestern and Acquisition Corp to effect the Merger hereunder, at their option, subject to the satisfaction or waiver of the following further conditions:

     10.01 REPRESENTATIONS AND PERFORMANCES. All of the representations and warranties of Potomac contained in this Agreement shall be true in all material respects as of the Effective Time as though such representations and warranties were then made for the first time (other than those representations and warranties which are specifically made as of a particular date or as of the date of this Agreement); and Potomac, in all material respects, shall have performed all obligations and complied with all covenants required by this Agreement to be performed and complied with by it or them prior to the Effective Time. As of the Effective Time, Midwestern and Acquisition Corp shall have received a certificate, dated the date on which the Effective Time is to occur, executed by the Chairman, President or a Vice President and by the Treasurer or Chief Financial Officer of Potomac, certifying in such detail as Midwestern and Acquisition Corp may request as to the accuracy of such representations and warranties and the fulfillment of such obligations and compliance with such covenants as of the Effective Time.

                                    ARTICLE ELEVEN

                     FURTHER CONDITIONS TO OBLIGATIONS OF POTOMAC

     The obligations of Potomac to effect the Merger hereunder is, at their option, subject to the satisfaction or waiver of the following further conditions:

     11.01 REPRESENTATIONS AND PERFORMANCES. All of the representations and warranties of Midwestern and Acquisition Corp contained in this Agreement shall be true in all material respects as of the Effective Time as though such representations and warranties were then made for the first time (other than those representations and warranties which are specifically made as of a particular date or as of the date of this Agreement); and Midwestern and Acquisition Corp, in all material respects, shall have performed all obligations and complied with all covenants required by this Agreement to be performed and complied with by each of them prior to the Effective Time. As of the Effective Time, Potomac shall have received a certificate dated the date on which the Effective Time is to occur, executed by the Chairman, President or a Vice President and by the Treasurer or Chief Financial Officer of Midwestern and Acquisition Corp certifying in such detail as Potomac may request as to the accuracy of such representations and warranties and the fulfillment of such obligations and compliance with such covenants as of the Effective Time.

                                    ARTICLE TWELVE

                                ABANDONMENT OF MERGER

     12.01 TERMINATION AND ABANDONMENT. This Agreement may be terminated and the merger abandoned at any time prior to the Effective Time:

          (a) By mutual agreement of the Boards of Directors of Midwestern and Acquisition Corp and Potomac;

          (b) At the option of the Board of Directors of Potomac in the event that by April 30,1998, the conditions set forth in Articles Nine and Eleven shall not have been satisfied or waived;

          (c) At the option of the Board of Directors of Midwestern and Acquisition Corp in the event that by April 30, 1998, the conditions set forth in Articles Nine and Ten shall not have been satisfied or waived.

     12.02 NOTIFICATION. In the event of termination by the Boards of Directors of Midwestern and Acquisition Corp or Potomac as provided above, written notice shall forthwith be given to the other parties.

     12.03 EFFECT. In the event of termination of this Agreement and abandonment of the Merger either by Midwestern and Acquisition Corp or by Potomac as provided in this Agreement, this Agreement shall forthwith become wholly void and of no effect, and there shall be no liability on the part of either Midwestern and Acquisition Corp or Potomac, except that the indemnification agreements relating to payment of expenses set forth in this Agreement shall survive any such termination and abandonment.

                                   ARTICLE THIRTEEN

                        SURVIVAL OF REPRESENTATIONS WARRANTIES
                          AND COVENANTS AND INDEMNIFICATION

     13.01 SURVIVAL. The representations, warranties, covenants and agreements respectively made by Midwestern, Acquisition Corp or Potomac in this Agreement or on any certificate delivered pursuant to the provisions hereof, shall survive, and shall not terminate on, the Effective Time and the consummation of the transactions contemplated under this Agreement.

     13.02 AVAILABLE REMEDIES. Each party expressly agrees that, consistent with its intention and agreement to be bound by the terms of this Agreement and to consummate the transactions contemplated hereby, subject only to the satisfaction of conditions precedent, the remedy of specific performance shall be available to a non-breaching and non-defaulting party to enforce performance of this Agreement by a breaching or defaulting party, including, without limitation, to require the consummation of the Merger pursuant to this Agreement.

     13.03 INDEMNITY. (a) Midwestern and Acquisition Corp, in addition to the remedies accorded the parties in Section 13.02 above, agree to indemnify and hold Potomac harmless from and against any and all claims, actions, causes of action, damages, costs and expenses, including without limitation attorneys' fees, arising from or relating to a breach by the Midwestern or Acquisition Corp of the representations, warranties, covenants and agreements set forth in this Agreement.

     (b)  Potomac, in addition to the remedies accorded the parties in Section
13.02 above, agrees to indemnify and hold Midwestern and Acquisition Corp harmless from and against any and all claims, actions, causes of action, damages, costs and expenses, including without limitation attorneys' fees, arising from or relating to a breach by Potomac of the representations, warranties, covenants and agreements set forth in this Agreement.

     13.04 RESCISSION AND OTHER RELIEF. Each of Midwestern, Acquisition Corp and Potomac acknowledge that Midwestern and Acquisition Corp, on the one hand, and Potomac, on the other hand, would be irreparable damaged and that money damages and any other remedy available at law would be inadequate to redress or remedy any loss in the event that any of (i) any misrepresentation, or breach of warranty under this Agreement, (ii) nonfulfillment or failure to perform any covenant or agreement under this Agreement, or (iii) related and attributable to, or asserted against a party hereto, each of Midwestern, Acquisition Corp and Potomac, in addition to recovering any claim for damages or obtaining any other remedy available at law, also shall be entitled to rescission of the Merger and shall be entitled to obtain any other appropriate remedy available in equity or in law, and that each of Midwestern and Acquisition Corp and Potomac hereby waives its right to assert and will not assert in defense that any other adequate legal remedy is available.

                                   ARTICLE FOURTEEN

                                    MISCELLANEOUS

     14.01 NOTICES. Any notice, request, instruction, document or other communication required or permitted to be given under this Agreement after the date hereof shall be in writing (including telex and telegraphic communication) by any party hereto to any other party either (as elected by the party giving such notice) personally delivered or sent by registered or certified mail, postage pre-paid, return receipt requested, as follows:

          (a) If to Midwestern or Acquisition Corp, to

               Michael E. Dunn, Esq.
               Dunn Swan & Cunningham
               2800 First Oklahoma Tower
               210 West Park Avenue
               Oklahoma City, Oklahoma 73102-5604

          (b) If to Potomac, to

               Mr. Carl W. Swan, Chief Executive Officer
               1400 Founders Tower
               5900 Mosteller Drive
               Oklahoma City, Oklahoma 73112

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (i) on the date delivered if by personal delivery, (ii) on the date telecommunicated if by telegraph, (iii) on the date of transmission with confirmed answer if by telex, telefax or other telegraphic method, and (iv) on the date upon which return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

     14.02 EXPENSES. Midwestern and Acquisition Corp shall separately bear the expenses of Midwestern and Acquisition Corp, and Potomac shall separately bear the expenses of Potomac incurred in connection with this Agreement and in connection with all things required to be done hereunder. Notwithstanding the foregoing, in the event of the failure to consummate the merger which results from a misrepresentation or failure to perform a covenant or agreement on the part of a party hereto (the "defaulting party"), defaulting party shall, in addition to bearing and paying all costs and expenses incurred by it, bear and pay all costs and expenses incurred by other parties hereto in connection with the proceedings relating to the merger.

     14.03 AMENDMENT. This Agreement may be amended at any time prior to the Effective Time by a written instrument executed by Midwestern and Acquisition Corp, and Potomac with the approval of their respective Boards of Directors.

     14.04 KNOWLEDGE DEFINED. Whenever a representation or warranty is made herein as being "to the actual knowledge of" or "to the knowledge of" or "known" to or in "the opinion of" a corporation, it is understood that an officer of such corporation has made or caused to be made (and the results thereof reported to him) an investigation which is appropriate to determine the accuracy of such representation or warranty by personnel or agents of such corporation competent to perform such investigation and to determine the accuracy thereof, and any such representation or warranty shall be deemed to be inaccurate if any officer of such corporation on the basis of such investigation, or otherwise, has any knowledge of any fact that would render such representation or warranty inaccurate or such opinion inappropriate.

     14.05 ENTIRE AGREEMENT. This Agreement and the documents and instruments referred to herein constitute the entire Agreement between the parties hereto and supersede all other understandings with respect to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma without regard to principles of conflict of law.

     14.06 COUNTERPARTS. For the convenience of the parties hereto and to facilitate the filing and recording of this Agreement, it may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     14.07 BINDING EFFECT. All of the term and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, personal representatives, legal representatives, heirs, successors and permitted assigns.

     14.08 ASSIGNABILITY. No party shall assign his or its rights and/or obligations hereunder without the prior written consent of each of the other parties to this Agreement.

     14.09 HEADINGS. The headings contained in this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

     14.10 INVALID PROVISIONS. In the event any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extend so contrary, prohibited or invalid, but the remainder thereof shall not be invalidated thereby and shall be given full force and effect so far as possible. In the event any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

     14.11 WAIVER OF PERFORMANCE. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder. Any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of any continuing or succeeding breach of such right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

     14.12 ATTORNEYS' FEES AND COSTS. In the event any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all expenses even though not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

     IN WITNESS WHEREOF, Midwestern, Acquisition Corp and Potomac have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.

"Midwestern"                  Midwestern-Oklahoma Energy Resources Corporation
                              A Oklahoma


                              By: /S/ MICHAEL E. DUNN
                                 ----------------------------------------------
                                   Michael E. Dunn, Chief Executive Officer

"Constituent Corporations"

  "Acquisition Corp"          POTOMAC EXPLORATION ACQUISITION
  or "Surviving Corporation"  CORPORATION, An Oklahoma Corporation



                              By: /S/ MICHAEL E. DUNN
                                 ----------------------------------------------
                                   Michael E. Dunn, Chief Executive Officer

     "Potomac"
                              POTOMAC ENERGY (BERMUDA) LTD.,
                              A Bermuda Corporation


                              By: /S/ CARL W. SWAN
                                 ----------------------------------------------
                                   Carl W. Swan, Chief Executive Officer